EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Jones Soda Co.

We consent to the use of our report dated February 1, 2002, with respect to the consolidated balance sheets of Jones Soda Co. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference which report appears in Amendment No. 1 to the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2001. Our report dated February 1, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/    KPMG LLP

Chartered Accountants

Vancouver, Canada

March 20, 2003